SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Ameron International Corporation

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AMERON INTERNATIONAL CORPORATION CORPORATE OFFICES: 245 SOUTH LOS ROBLES AVE., PASADENA, CALIFORNIA 91101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:
     The Annual Meeting of Stockholders of Ameron International Corporation, a Delaware corporation (the “Company”) will be held at The Pasadena Hilton Hotel, 150 South Los Robles Ave., Pasadena, California, on Wednesday, March 26, 2003 at 9:00 a.m. for the following purposes:

1.	To elect three directors to hold office for a term of three years, or until their successors are elected and qualified.
2.	To ratify the appointment of Deloitte & Touche LLP as independent public accountants of the Company for fiscal year 2003.
3.	To approve the Company’s Key Executive Long-Term Cash Incentive Plan to enable certain compensation paid under the Plan to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.
The Board of Directors has fixed February 11, 2003 as the record date for the determination of stockholders entitled to vote at this meeting and any adjournments thereof.
JAVIER SOLIS, Secretary
February 18, 2003

YOUR VOTE IS IMPORTANT
     Holders of a majority of the outstanding voting shares of the Company must be present either in person or by proxy in order for the meeting to be held. Whether or not you expect to attend the Annual Meeting, your proxy vote is important.

PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience in replying.
     If you are a stockholder of record and plan to attend the meeting, please check your proxy card in the space provided. If your shares are not registered in your name, please advise the stockholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

AMERON INTERNATIONAL CORPORATION
CORPORATE OFFICES: 245 SOUTH LOS ROBLES AVE.
PASADENA, CALIFORNIA 91101

PROXY STATEMENT FEBRUARY 18, 2003

     This proxy statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Ameron International Corporation (“Ameron” or the “Company” or the “Corporation”) to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders (“Annual Meeting”). This proxy statement and the proxy card included herewith were first sent to stockholders on or about February 18, 2003.

     Please sign, date and return the enclosed proxy card to ensure that your shares are voted. The proxy may be revoked at any time prior to exercise thereof but if not revoked will be voted. A proxy can be revoked by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Each proxy will be voted as instructed, and if no instruction is given will be voted FOR the election of the three nominees for director named below, FOR the ratification of the appointment of Deloitte & Touche LLP as independent public accountants of the Company and FOR the approval of the Key Executive Long-Term Cash Incentive Plan. The named proxies may vote in their discretion upon such other matters as may properly come before the meeting.

     The record date for the determination of stockholders entitled to vote at the Annual Meeting is February 11, 2003. On such date, there were issued, outstanding and entitled to vote at the Annual Meeting, 3,950,312 shares of Common Stock of the Company (the “Common Stock”). Every stockholder is entitled to one vote for each share of Common Stock registered in his or her name at the close of business on the record date, except that stockholders may cumulate their votes in the election of directors. See “Election of Directors.” Common Stock is the only class of voting stock outstanding.

     Assuming a quorum is present in person or by proxy at the meeting, with respect to the election of directors, the three nominees receiving the greatest number of votes cast will be elected directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is necessary for the ratification of the appointment of Deloitte & Touche LLP as independent public accountants of the Company for fiscal year 2003 and for approval of the Key Executive Long-Term Cash Incentive Plan.

     For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker nonvotes”), those shares will not be included in the vote totals and therefore will have no effect on the vote.

ELECTION OF DIRECTORS
(PROXY ITEM 1)

     As of the date of this Proxy Statement, the Bylaws of the Company provide for a Board of Directors composed of nine directors, divided into three classes. Directors are elected for three-year terms and one class is elected at each Annual Meeting. Since the 2002 Annual Meeting, three persons have been elected by the Company’s Board of Directors to fill vacancies resulting from death, resignation and an increase in the number of directors from eight to nine. The new directors are David Davenport, Thomas L. Lee and Dennis C. Poulsen.

     Three directors are to be elected at the 2003 Annual Meeting. Peter K. Barker, John F. King and John E. Peppercorn were elected to their present term of office as Class II directors at the Company’s 2000 Annual Meeting. Class II directors will hold office until the Annual Meeting in the year 2006, or until their respective successors have been elected and qualified. All of the nominees have consented to being named herein and to serve if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board of Directors, or the Board, at its option, may reduce the number of directors to constitute the entire Board.

     Stockholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle a stockholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by the stockholder, or to distribute such votes to one or more nominees, as the stockholder determines. Unless you indicate otherwise on the proxy card, if you vote “FOR” all nominees, the proxies will allocate your votes equally among the nominees listed above; if you withhold authority to vote for any nominee or nominees, the proxies will allocate your votes equally among the nominees listed above except those for whom you withhold authority to vote.

     The following information, which has been provided to the Company by the directors, shows for each of the nominees for director and for each director whose term continues, principal occupation and business experience during the past five years and other affiliations.

2003 NOMINEES FOR DIRECTOR
     Peter K. Barker. Retired Advisory Director and former partner with Goldman Sachs & Co. Director of Stone Energy, Inc. and Avery Dennison Corporation. Age 54. He has been a director of the Company since 1999.

     John F. King. President & Chief Executive Officer of Weingart Center Association since 1996. Formerly Chairman of the Board and Chief Executive Officer, World Trade Bank. Director of Kilroy Realty Finance, Inc. Age 69. He has been a director of the Company since 1986.

     John E. Peppercorn. Retired Vice President of Chevron Corporation and President of Chevron Chemical Co. LLC, a subsidiary of Chevron Corporation. Age 65. He has been a director of the Company since 1999.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.
CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2004
     J. Michael Hagan. Retired Chairman, President and Chief Executive Officer of Furon Company. Director of Remedytemp, Inc., PIMCO Funds, St. Gobain Corp., Freedom Communications and Fleetwood Enterprises. Age 63. He has been a director of the Company since 1994.

Terry L. Haines. President, Chief Executive Officer and director of A. Schulman, Inc. Director of First Merit Bank Corp. Age 56. He has been a director of the Company since 1997.
     Dennis Poulsen. Chairman and Chief Executive Officer of Rose Hills Company since February 2002. Chairman of Rose Hills Company from 1998 to 2002. Director of Payden & Rydel Mutual Funds. Age 60. He has been a director of the Company since December 1, 2002.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2005
     James S. Marlen. Chairman of the Board of the Company since 1995, President and Chief Executive Officer since 1993. Formerly Vice President and Officer of GenCorp. Inc. and President, GenCorp Polymer Products, the consumer and industrial product sectors of GenCorp. Mr. Marlen is a director of A. Schulman, Inc. (NASDAQ), a leading multinational manufacturer of high-performance plastics compounds and resins, and Parsons Corporation, a privately held, worldwide engineering and construction firm. Mr. Marlen was named a Distinguished Engineering Fellow of the University of Alabama, and, in 1998, he was inducted into the State of

2

Alabama Engineering Hall of Fame. Mr. Marlen is also a director of various civic and trade organizations. Age 61. He has been a director of the Company since 1993.

     David Davenport. Research Fellow, Hoover Institution, Stanford University since August 2001. Chief Executive Officer of Starwire from May 2000 to June 2001 and President, Pepperdine University from April 1985 to May 2000. Director of Salem Communications and Forest Lawn Memorial Park Assoc. Age 52. He has been a director of the Company since December 1, 2002.

     Thomas L. Lee. Retired Chairman and Chief Executive Officer of The Newhall Land and Farming Company. Director of Blue Shield of California. Age 60. He has been a director of the Company since December 1, 2002.

THE BOARD AND ITS COMMITTEES

     The Board has standing committees, with duties, current membership and number of meetings for each as shown below.

Audit Committee	Three meetings held during 2002
Members:
John F. King, Chairman
J. Michael Hagan
Terry L. Haines

     Functions of the Audit Committee, all of whose actions are subject to approval by the Board, are: Approve selection of independent public accountants; review and approve accounting principles, policies, and practices; review and approve the scope of the annual audit and audit arrangements; review and approve results of the annual audit and the content of financial reports to be included in the Annual Report to Stockholders; review and approve suggestions for improvements in accounting procedures and internal controls made by independent public accountants after completion of the annual audits. The Audit Committee is governed by a charter which has been adopted by the Board of Directors and which appears as Exhibit “A” to this proxy statement.

Compensation & Stock Option Committee	Three meetings held during 2002
Members:
John E. Peppercorn, Chairman
Peter K. Barker

     Functions of the Compensation & Stock Option Committee, all of whose actions are subject to approval by the Board, are: Review and approve salary ranges for top managerial and executive positions; approve salary rates for corporate officers and recommend salary rates for the Chief Executive Officer and President; approve management incentive compensation and long-term incentive plans and top management awards thereunder and any contingent compensation plans of the Company; fix total incentive compensation appropriation annually; administer stock compensation plans and make stock option grants and awards thereunder.

Executive Committee	No meetings held during 2002
Members:
James S. Marlen, Chairman
Peter K. Barker
John E. Peppercorn

     Functions of the Executive Committee, all of whose actions are subject to approval by the Board, are: Exercise, between meetings of the Board and while the Board is not in session, those duties of the Board of Directors in the management of the business of the Company which may lawfully be delegated to it by the Board.

Finance Committee	Two meetings held during 2002
Members:
J. Michael Hagan, Chairman
Peter K. Barker

     Functions of the Finance Committee, all of whose actions are subject to approval by the Board, are: Review financing policies and programs and consider their effect on the financial position of the Company; review policies, plans and performance of pension fund investments.

Nominating Committee	Three meetings held during 2002
Members:
Terry L. Haines, Chairman
John F. King
James S. Marlen

     Functions of the Nominating Committee, all of whose actions are subject to approval by the Board, are: Recommend total size of Board, personal qualifications for membership, and tenure of directorship; review qualifications of candidates for directorship; obtain, review, and recommend candidates to fill vacancies. The Committee will consider nominees recommended by stockholders whose communications can be addressed to the Nominating Committee, care of the Secretary of the Company.

     The Board of Directors met a total of five times in 2002, and all directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which they served for the period in which they served.

Compensation of Directors and Retirement Policies

     Directors who were not officers or employees of the Company received an annual retainer of $30,000 plus $2,200 for each Board meeting attended in 2002. Directors are available for consultation at any time by Management and normally receive no additional compensation for such consultation. For meetings of committees of the Board of Directors, a fee of $1,500 per meeting was paid. The fee was paid to each director who attended and actively participated. Chairmen of committees received an additional $300 fee for committee meetings chaired. Directors may, by special arrangement, receive an additional fee for special assignments involving unusual demands on their time. Such fees are normally determined in advance by mutual agreement with Management as appropriate in the circumstances. No such special assignments were in effect during 2002. Each year on the first business day following the date of the Annual Meeting of Stockholders, non-employee directors are granted an option to purchase 1,500 shares of the Company’s Common Stock. These shares are exercisable in annual increments of 375 shares each, beginning on the first anniversary date of the grant and have an exercise price equal to the fair market value of the shares on the date of the grant.

     The Board of Directors has a policy establishing the mandatory retirement date of each member of the Board as of the date of the Annual Meeting of Stockholders of the Company next following the director’s 72nd birthday.

PROPOSAL FOR RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS
(PROXY ITEM 2)

     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Deloitte & Touche LLP, as independent public accountants to examine the Company’s financial statements for its fiscal year ending November 30, 2003. This firm has no financial interest of any kind in the Company or its subsidiaries. The firm has had no connection with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A member of the firm of Deloitte & Touche LLP is expected to be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR 2003, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

     If the appointment is not ratified by a majority of the shares of Common Stock represented at the meeting on this proposal, the adverse vote will be considered as a directive to the Board of Directors to select other independent public accountants for the following year. However, because of the difficulty and expense of making any substitution so long after the beginning of the current year, it is contemplated that the appointment for the fiscal year ending November 30, 2003 will be permitted to stand unless the Board finds other good reason for making a change.

PROPOSAL FOR APPROVAL OF
KEY EXECUTIVE LONG-TERM CASH INCENTIVE PLAN
(Proxy Item 3)

     The Board of Directors of the Company adopted the Company’s original Key Executive Long-Term Cash Incentive Plan (the “LTIP” ) on April 25, 1994 and has directed that the LTIP be submitted to the Stockholders for their approval at the Annual Meeting. The approval of the Stockholders being sought hereby is necessary to ensure that awards made pursuant to the LTIP will not be subject to the deduction limits under Section 162(m) of the Internal Revenue Code of 1986 (“Code”). The affirmative vote of a majority of Stockholders present or represented at the Annual meeting will constitute approval by the Stockholders of this proposal.

     The purpose of the LTIP is to reward selected senior-level executives who make important contributions to the long-term financial and strategic performance of the Company and its operations. The following summary description of the LTIP is qualified in it entirety by reference to the full text of the LTIP attached as Exhibit “B”. For specific information concerning previous awards pursuant to the LTIP, see “Compensation of Executive Officers”.

     The Company intends that the compensation paid pursuant to the LTIP be “performance based” within the meaning of Section 162(m) of the Code. The LTIP is administered by the Compensation & Stock Option Committee (the “Committee” ) of the Board of Directors. The Committee has the authority to make all determinations necessary or advisable for the ongoing administration of the LTIP and to correct or supply any omission or to reconcile any inconsistency in the LTIP in the manner and to the extent that the Committee, in its sole discretion, deems desirable to carry the LTIP into effect.

     The LTIP provides an opportunity for participants to earn a cash payment following the completion of a Performance Cycle (as defined below) based on the Company’s performance relative to performance objectives for that Performance Cycle. “Performance Cycles” are established by the Committee and are currently three years in length, and a new Performance Cycle begins each fiscal year. New performance objectives are established by the Committee for each Performance Cycle from among the following measures, or such other measures as the Committee in its sole discretion may select: revenue, net cash flow, net income, operating income, earnings per share, return on sales, return on equity, return on net assets employed, and return on total capital.

     Cash awards may be made under the LTIP to persons who are executive officers, other key employees and consultants who are recommended by the Company’s Chief Executive Officer and approved by the Committee. Participation in any one Performance Cycle does not guarantee the right to participate in any subsequent Performance Cycle. Notwithstanding the foregoing, the Committee may extend participation or benefits to such participants as it deems fit in its sole and absolute discretion. Six executives are currently eligible to participate in the LTIP.

     For each Performance Cycle, the Committee assigns cash compensation targets to each participant, expressed as a percentage of the participant’s salary (a “Target Award” ), based on the participant’s level of responsibility, ability to influence long-term Company performance, and competitive pay considerations. In addition, the Committee establishes performance objectives for the Performance Cycle as well as the relationship between awards and different levels of achievement relative to the performance objectives. A participant’s Target Award and the relationship between the participant’s award and different levels of achievement are described in a Participation Agreement entered into between the Company and the participant for each Performance Cycle, a form of which is attached as Exhibit “C”.

     The Committee will normally not adjust a participant’s Target Award during a Performance Cycle, but it reserves the right to adjust downward in special circumstances as it deems fit, such as for example, due to the demotion of a participant provided that no such adjustments shall be made if such adjustments are inconsistent with Section 162(m) of the Code. In the event of a decrease in a participant’s Target Award during a Performance Cycle, calculation of the participant’s award for that Performance Cycle will be based on prorating each Target Award according to the number of days each was in effect during the Performance Cycle.

     Awards are determined by the Committee in accordance with the Participation Agreement no later than 90 days following the end of each Performance Cycle. The LTIP does not provide for discretionary payments outside of awards determined in accordance with the LTIP. However, the Committee reserves the right to adjust downward awards for any Performance Cycle if the Committee deems, in its sole discretion, that Company performance for the Performance Cycle was materially influenced by events not anticipated at the time that the performance objectives were established. The maximum amount of cash compensation payable to any individual for any one Performance Cycle under the LTIP is presently limited to $1 million.

     The LTIP provides that awards must be paid in cash no later than 90 days following the end of the Performance Cycle, unless the timing of such payment is either: (1) voluntarily deferred by the participant to a future date in accordance with any voluntary deferral agreement offered by the Company to the participant, or (2) involuntarily deferred, if payments of awards would cause the Company to lose a tax deduction pursuant to Section 162(m) of the Code, as amended, in which case the Committee may, at its sole discretion, require a participant to defer receipt of a portion of the award that exceeds the limitations to a future date specified by the Committee.

     In the event of a participant’s termination of service for “cause” (as defined in the LTIP), the participant will not be entitled to receive an award with respect to the corresponding Performance Cycle. In the event of a participant’s termination of service for any reason other than for cause, death, disability or retirement prior to the end of a Performance Cycle, the participant will not be entitled to receive an award with respect to the corresponding Performance Cycle unless the number of full months of the participant’s service with the company during the Performance cycle, divided by the number of months in the Performance Cycle, exceeds 50%, in which case the participant will be entitled to a pro-rata portion of an award for that Performance Cycle. In the event of a participant’s termination of service due to death, disability or retirement, the participant’s award will be prorated according to formulas specified in the LTIP.

     Upon a change of control of the Company prior to the end of any Performance cycle, each participant will be entitled to receive an award under the LTIP equal to the participant’s Target Award for the Performance Cycle based on the assumption that the participant’s salary immediately prior to the change of control would remain constant for the remaining period of the Performance Cycle.

     The Board of Directors may terminate, suspend or revoke the LTIP, with or without notice. However, unless required by law, no change may be made to the LTIP that adversely affects an award due for a completed Performance Cycle or as a result of a change of control. Upon amendment, suspension or revocation of the LTIP, the Committee may, as it’s sole discretion, authorize the proration or early distribution, or a combination thereof, of awards under the LTIP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMERON KEY EXECUTIVE LONG-TERM CASH INCENTIVE PLAN, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

     The Company has been informed that as of the dates indicated, the following persons were beneficial owners of more than five percent of the Company’s Common Stock.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned/As Of	Percent

Putnam Investments, LLC	416,270(1)/February 6, 2003	10.54
Putnam Investment Management LLC
Putnam Advisory Company LLC
One Post Office Square
Boston, MA 02109
T. Rowe Price Associates, Inc	375,500(2)/January 31, 2003	9.51
100 E. Pratt Street
Baltimore, MD 2120
Taro Iketani	306,396/December 12, 2002	7.76
Funakawara 18, Ichigaya
Shinjuku-ku
Tokyo, Japan
Neuberger Berman, LLC	247,166/(3)/December 31, 2002	6.26
605 Third Avenue
New York, NY
Dimensional Fund Advisors Inc	240,900(4)/December 31, 2002	6.10
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

The information that is footnoted in the table above and set forth in the notes below is based upon information received from each respective stockholder.
(1)	Putnam Investments, LLC has stated that, in its capacity as investment advisor it has shared voting power with respect to 102,610 shares and shared dispositive power with all such shares.
(2)	In its Schedule 13G and correspondence received February 5, 2003, T. Rowe Price Associates, Inc. stated that these securities are owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund, Inc. which owns 253,600 shares, representing 6.42% of the shares outstanding, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	In correspondence dated February 3, 2003, Neuberger Berman, LLC (“NB”) stated that in its capacity as investment advisor, NB may have discretionary authority to dispose of or to vote shares that are under its management. As a result, NB may be deemed to have beneficial ownership of such shares. NB does not, however, have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares. As of December 31, 2002, of the shares set forth above, NB had shared dispositive power with respect to 247,166 shares and sole voting power with respect to 199,316 shares. NB is the sub-advisor to the above referenced funds. It should be further noted that the above mentioned shares are also included with the shared power to dispose calculation.

(4)	In correspondence dated February 10, 2003, Dimensional Fund Advisors Inc. (“Dimensional”) stated that they are an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, that they furnish investment advice to four investment companies registered under the Investment Company Act of 1940 and that they serve as investment manager to certain other investment vehicles, including commingled group trusts (the “Portfolios”). In its role as investment advisor and investment manager, Dimensional possessed both investment and voting power over 240,900 shares of the Company as of December 31, 2002. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

Security Ownership of Management

     As of February 11, 2003, the shares of Common Stock held by all directors, nominees for director and executive officers named in the Summary Compensation Table individually and by directors and officers as a group were:

Name	Shares of Stock Beneficially Owned(1)		Vested Shares Held in Trust under 401(k) Plan	Rights to Acquire Beneficial Ownership(2)	Percent(3)

DIRECTORS AND NOMINEES:
Peter K. Barker	1,000		—	3,750	*
David Davenport	—		—	—	*
J. Michael Hagan	2,630	(4)	—	8,750	*
Terry L. Haines	2,065		—	6,750	*
John F. King	300		—	8,750	*
Thomas L. Lee	—		—	—	*
John E. Peppercorn	—		—	3,750	*
Dennis C. Poulsen	—		—	—	*

NAMED EXECUTIVE OFFICERS:
James S. Marlen	25,000		99	331,695	*
Javier Solis	6,037		—	36,967	*
Gary Wagner	6,105	(5)	—	35,467	*
Thomas P. Giese	6,037		251	27,950	*
Gordon G. Robertson	371		682	8,250	*
DIRECTORS AND OFFICERS AS A GROUP
(INCLUDING THOSE ABOVE)	49,545		1,174	472,079	1.28	%(6)

(1)	Direct ownership except as otherwise noted.
(2)	Represents shares subject to options which could be exercised by April 11, 2003 by the named individuals or the Group.
(3)	Shares of stock beneficially owned and vested shares held under 401(k) Plan as a percent of total outstanding shares.
(4)	Held in Hagan Family Trust, a Living Trust.
(5)	100 of these shares are owned jointly with his wife.
(6)	If the 472,079 shares subject to exercisable options held by directors and officers as a group were included in the total amount of shares outstanding, then the percentage of Common Stock owned by the group would be 11.82%

*	Percentage owned of less than 1% of total outstanding shares not shown.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the Securities & Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended November 30, 2002, all Section 16(a) filing requirements were met.

Equity Compensation Plan Information

     The following table sets forth certain information as of November 30, 2002, regarding the Company’s 1992 Incentive Stock Compensation Plan, 1994 Non-employee Director Stock Option Plan, the 2001 Stock Incentive Plan and other options.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in (a))

	(a)		(b)	(c)
Equity compensation plans approved by security holders	554,104		$42.55	129,000
Equity compensation plans not approved by security holders	21,000	(1)	40.56	N/A
TOTAL	575,104		42.48	129,000

(1)	On January 24, 2001, the Board approved grants of options to purchase 3,000 shares of Company common stock to each Director. These options are exercisable in annual increments of 750 each, beginning on the first anniversary date of the grant, and have an exercise price equal to the fair market value of the shares on the date of the grant.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Company’s Chief Executive Officer and the four remaining most highly paid executive officers for each of the last three fiscal years in the period ended November 30, 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation

					Awards		Payouts

Name and Principal Position	Year	Salary $(1)	Bonus $(1)	Other Annual Compensation$(2)	Number of Securities Underlying Options #	Restricted Stock Awards $(3)	LTIP Payouts $(1)	All Other Compensation$

James S. Marlen	2002	696,115	995,000	9,042	—	1,503,480	572,441	6,253	(4)
Chairman, President Chief	2001	660,055	800,000	—	50,000	—	680,000	29,247
Executive Officer	2000	617,689	870,000	—	50,000	—	387,194	24,616
Javier Solis	2002	265,753	300,000	4,741	—	410,040	129,882	3,286	(4)
Senior Vice President	2001	241,603	245,000	—	10,000	—	147,000	12,669
Administration, Secretary and	2000	222,058	245,000	—	7,500	—	81,674	8,695
General Counsel
Gary Wagner	2002	265,753	300,000	2,190	—	410,040	129,882	2,792	(4)
Senior Vice President, Chief	2001	241,603	245,000	—	10,000	—	147,000	6,758
Financial Officer	2000	222,058	245,000	—	7,500	—	81,674	6,417
Thomas P. Giese	2002	223,615	200,000	2,129	—	410,040	144,313	4,352	(4)
Vice President; Group	2001	208,301	200,000	—	—	—	168,000	7,895
President, Water	2000	197,500	180,000	—	3,000	—	96,798	5,961
Transmission Group
Gordon G. Robertson	2002	208,308	60,000	1,563	—	—	—	6,221	(4)
Vice President; Group	2001	197,452	75,000	—	—	—	160,000	8,986
President, Fiberglass-	2000	190,192	100,000	—	3,000	—	—	4,806
Composite Pipe Group

(1)	Amounts shown include cash and non-cash compensation earned for services performed and received by the Executive Officers as well as amounts earned but deferred at the election of those officers during the fiscal years indicated.

(2)	Amounts shown in this column represent above-market interest paid on deferred compensation during the fiscal year.
(3)	As of November 30, 2002, Mr. Marlen held a total of 22,000 shares of restricted stock. The value of such shares, based upon the closing price on the New York Stock Exchange on January 23, 2002, the date of grant, was $1,503,480. The value of such shares, based upon the closing price on the New York Stock Exchange on November 30, 2002 was $1,254,220. Of such 22,000 shares, 16,500 shares are scheduled to vest on or before January 23, 2005, i.e., three years from the date of grant. Dividends will be paid on the 22,000 shares of restricted stock.

As of November 30, 2002, Messrs. Solis, Wagner and Giese held a total of 6,000 shares each of restricted stock. The value of such shares for each individual, based upon the closing price on the New York Stock Exchange on January 23, 2002, the date of grant, was $410,040. The value of such shares based upon the closing price on the New York Stock Exchange on November 30, 2002 was $342,060. Of such 6,000 shares for each individual, 4,500 shares are scheduled to vest on or before January 23, 2005, i.e., three years from the date of grant. Dividends will be paid on the 6,000 shares for each individual.

(4)	Amounts shown represent contributions by the Company to the 401(K) Savings Plan for the named individuals.

Employment Agreement

     In May 1997, the Company entered into an Amended and Restated Employment Agreement with Mr. Marlen for his continued employment as Chairman, President and Chief Executive Officer. The term of the agreement is automatically extended from day-to-day so that it always has a remaining term of three years and six months, or until Mr. Marlen attains age 671/2, if sooner. Under the terms of that agreement Mr. Marlen’s annual base salary rate is subject to future merit increases based on annual reviews by the Board of Directors, with participation in the Company’s Management Incentive Compensation Plan (“MICP”), its Key Executive Long-Term Cash Incentive Plan (“LTIP”), and other executive compensation and benefit plans. Under the terms of a May 2001 amendment to the agreement, if Mr. Marlen is terminated without cause, he would be entitled to a severance benefit equal to his then current base salary plus the highest bonus received during the three and one-half years preceding termination (but not less than 100% of his annual base salary determined as of the date of termination) times a factor of 3.5, and Mr. Marlen was provided with additional pension benefits. Those additional benefits are described under “Pension Plans” on page 13 below. Under the terms of a May 1998 amendment to the agreement, Mr. Marlen will be reimbursed for any excise taxes which might be imposed under Section 4999 of the Internal Revenue Code. In the event of his death or long-term disability while employed, or termination for reasons other than cause, all stock awards will become fully vested and he will become entitled to vested pension benefits plus three years of additional service credit. In the event of a change of control of the Company, all unvested stock grants and stock options granted to Mr. Marlen would automatically vest. In the event that he is terminated without cause, Mr. Marlen will also be entitled to continued health and medical benefits coverage at the same cost he would be paying at the time of termination.

Change of Control Agreements

     In September 1998, the Company entered into Agreements with Messrs. Javier Solis and Gary Wagner, Senior Vice President of Administration, Secretary and General Counsel and Senior Vice President, Chief Financial Officer, respectively. The terms of those agreements are automatically extended so that they always have a remaining term of two years. Under the terms of those agreements, their annual base salary rates are subject to future merit increases based on annual reviews by the Board of Directors. In the event of a change of control of the Company resulting in termination without cause within twelve months following such change of control, Messrs. Solis and Wagner would be entitled to a severance benefit equal to three times the sum of (a) the higher of the annual base salary at the time of termination without cause or their current base salary and (b) the average annual bonus earned for the two completed fiscal years immediately prior to such termination. They would also be entitled to a pro-rata portion of target incentive bonuses under the Company’s annual and long-term management cash incentive plans. Such severance benefits are subject to reduction in order to comply with certain IRS regulations and limitations relating to change of control. In addition, all stock option awards would be become fully vested and they would be entitled to continued health and medical benefits coverage at the same cost they would be paying at the time of termination.

OPTION GRANTS IN LAST FISCAL YEAR

No stock options were granted to the named executive officers during the fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Number of Securities Underlying Options Exercised	Value Realized ($)	Number of Unexercised Options at FY-End(#)		Value of Unexercised In-the-money Options At FY-End($) (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

James S. Marlen	27,130	809,290	296,695	72,500	4,131,358	1,252,756
Javier Solis	—	—	31,342	12,500	486,285	214,031
Gary Wagner	—	—	29,842	12,500	449,520	214,031
Thomas P. Giese	—	—	26,825	1,875	457,439	33,910
Gordon G. Robertson	—	—	9,250	1,750	164,927	31,549

(1)	Based on the market value of the common stock at November 30, 2002 minus the exercise price of “in-the-money” options.

Long-Term Incentive Plan Awards

      See “Report of the Compensation & Stock Option Committee” on Page 14 for a description of the Key Executive Long-Term Cash Incentive Plan (“LTIP”). The original LTIP was approved by stockholders at the Company’s Annual Meeting in March 1998. The following table shows, for the named executive officers, the calculated future payouts, if any, under the LTIP for the three-year performance cycle which began in 2002. Threshold amounts are the minimum amounts payable under the LTIP provided that the minimum level of performance is achieved with respect to the pre-established performance objective, measured in terms of cumulative earnings per share for that three-year cycle. If such performance is not achieved, amounts would be zero.

LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights Awarded	Performance Or Other Period until Maturation Or Payout	Estimated Future Payouts under Non-stock Price-based Plans(1)

			Threshold $	Target $	Maximum $

James S. Marlen	—	3 Years	89,250	357,000	714,000
Javier Solis	—	3 Years	27,000	108,000	216,000
Gary Wagner	—	3 Years	27,000	108,000	216,000
Thomas P. Giese	—	3 Years	22,500	90,000	180,000

(1)	Amounts shown in this table were calculated using the salaries for the listed participants in the LTIP as of November 30, 2002. Actual payouts, if any, would be based on actual annual salaries at November 30, 2004, the end of the performance cycle.

PENSION PLANS

     The following schedule shows the estimated annual benefit payable under the combined Ameron Pension Plan (Salaried Section) and Ameron Supplemental Executive Retirement Plan for executives at varying pay levels and years of service. The schedule assumes retirement at age 65.

Final Avg. Annual Compensation(1)	Years of Service

	15	20	25	30

$200,000	$54,745	$72,994	$91,242	$109,490
300,000	83,995	111,994	139,992	167,990
400,000	113,245	150,994	188,742	226,490
500,000	142,495	189,994	237,492	284,990
600,000	171,745	228,994	286,242	343,490
700,000	200,995	267,994	334,992	401,990
800,000	230,245	306,994	383,742	460,490
900,000	259,495	345,994	432,492	518,990
1,000,000	288,745	384,994	481,242	577,490
1,500,000	434,995	579,994	724,992	869,990
2,000,000	581,245	774,994	968,742	1,162,490
2,500,000	727,495	969,994	1,212,492	1,454,990

(1)	Calculated based upon highest five of the last ten years of earnings prior to retirement.

      Benefits shown above are computed assuming payout is in the form of a straight life annuity. Benefits are not subject to deduction for Social Security or other offset amounts.

      For purposes of the Ameron Pension Plan, compensation is base monthly salary, exclusive of overtime, severance, bonuses, commissions or amounts deferred under the Executive Deferral Plan. The Internal Revenue Code limits the amount per year on which benefits are based and limits the aggregate amount of the annual pension which may be paid by an employer from a plan which is qualified under the Code for federal income tax purposes. The Supplemental Executive Retirement Plan provides for supplemental payments to be made to certain eligible executives of the Company in amounts sufficient to maintain total benefits upon retirement had there been no such Code limitations and expands, among other features, annual compensation to include bonuses and deferred compensation.

      As of February 1, 2003, the estimated credited service under both plans for each of the named individuals in the foregoing Summary Compensation Table is:

	Credited Years Of Service(1)

	Present		At Age 65

James S. Marlen	2610/12	(2)	30	(2)
Javier Solis	214/12		30
Gary Wagner	1710/12		30
Thomas P. Giese	30		30
Gordon G. Robertson	30		30

(1)	The maximum credit is 30 years.
(2)	Refer to Employment Agreement section on Page 11 above. Under the terms of a May 2001 amendment to Mr. Marlen’s Employment Agreement, he was credited with an additional 9.5 years of service such that he would have 25 years of service on his 60th birthday and will be credited with one year of service for each actual year of service during his employment with the company between the ages of 60 and 65, so that he will have attained 30 years of credited service at age 65. In addition, in the event that Mr. Marlen is terminated for reasons other than for cause and/or a change of control takes place, he will be entitled to his vested pension benefits plus three years of additional credited service. In the event that he obtains new employment within three years of leaving the Company following termination, he will be entitled only to his vested pension benefits (not additional years of service).

     The following report of the Compensation & Stock Option Committee and the Stock Price Performance Graph included in this proxy statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the Performance Graph by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such acts.

REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE

     The Compensation & Stock Option Committee of the Board of Directors (the “Committee”) is composed entirely of independent outside directors. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Committee, all of whose actions are subject to approval by the Board of Directors, is responsible for the proper administration of the Company’s various compensation programs, including its salary policies, its Management Incentive Compensation Plan (“MICP”) (which comprises its annual bonus plan for management employees), its Key Executive Long-Term Cash Incentive Plan (“LTIP”) and its 2001 Stock Incentive Plan. On an annual basis the Committee reviews base salary ranges for the Company’s various levels of management, approves annual salaries of officers, approves MICP and LTIP awards, administers the 2001 Stock Incentive Plan and makes grants thereunder, and reviews with the Board in detail all aspects of compensation for all officers of the Company, including the Chief Executive Officer.

     The executive compensation policy of the Company, which is endorsed by the Committee, is that the base compensation of all officers should be generally comparable to base salaries being paid to similarly situated officers of other general diversified manufacturing companies with similar sales and industries in the U.S., and that bonus compensation be in the form of MICP and LTIP awards and stock option benefits which are contingent upon the performance of the Company as well as the individual contributions of each officer. Because of the inherent cyclical nature of some of the Company’s businesses, and because a significant portion of its businesses are dependent on the timing of projects over which it has no control, the Committee does not believe that the base salary portion of compensation of the Company’s officers should be subject to annual fluctuations based solely on such effects.

     In determining comparability of officer salaries to those of other similarly situated officers, members of the Committee review the results of compensation surveys provided by various compensation consulting firms of national reputation. The Committee has reviewed the compensation for each of the five highest paid officers for 2002 and has determined that in its opinion, the compensation of all officers is reasonable in view of the Company’s consolidated performance and the contribution of those officers to that performance.

     The MICP is based on the following measures: corporate performance, business unit performance and personal performance. The corporate performance measure is based on earnings per share and return on sales. The Committee believes that these factors are the primary determinant of share price over time. Because of the relatively low volume of trade of the Company’s stock and therefore its susceptibility to volatility based on extraneous factors, the Committee does not believe that share price per se is necessarily a measure of corporate performance. Business unit performance measures are based primarily on return on assets. Personal performance measures are based on such qualitative factors as performance against objectives and plans, and organizational and management development.

     The LTIP was approved by the stockholders of the Company in March 1998. The purpose of this plan is to reward selected senior executives with above average total pay for achieving and sustaining above average long-term financial goals. Participants in the LTIP are eligible to receive cash incentive awards and grants of stock options based on the financial performance of the Company and, in some cases, a combination of the financial performance of the Company and its business units, after the end of each three-year performance cycle. The cash awards under the LTIP for the 2000-2002 performance cycle which appear in the Summary Compensation Table were earned based on the Company’s successfully having exceeded its financial plan, measured in terms of its cumulative earnings per share for that three-year cycle. The determination of cash payouts, if any, under the LTIP for the fiscal years 2001-2003, 2002-2004 and 2003-2005 performance cycles will not be made until after the end of the 2003, 2004 and 2005 fiscal years, respectively. For those performance cycles, the Company’s financial performance will continue to be measured based on cumulative earnings per share, with return on assets and return on equity thresholds.

     The current annual base salary of $714,000 for Mr. Marlen was set in June 2002. That base salary was established based on comparability of compensation being paid to other similarly situated officers of general diversified, multinational manufacturing companies. That base salary will be reviewed again by the Committee in June 2003. A bonus award of $995,000 was approved for payment to Mr. Marlen under the MICP with respect to fiscal 2002 based on the Company’s performance against various financial goals established by the Committee, including earnings per share and return on sales, as well as a continuing very favorable assessment by the Board of Mr. Marlen’s individual performance and leadership. Such MICP award is in line with the average of bonus awards paid to chief executive officers of general diversified, multinational manufacturing companies in the U.S. as reported by various compensation consulting firms of national reputation. During fiscal year 2002, the Company awarded Mr. Marlen a restricted stock grant of 22,000 shares under the 2001 Incentive Stock Plan.

Submitted by: John E. Peppercorn, Chairman Peter K. Barker

STOCK PRICE PERFORMANCE GRAPH

     The following line graph compares the yearly changes in the cumulative total return on the Company’s Common Stock against the cumulative total return of the New York Stock Exchange Market Value Index and the Peer Group Composite described below for the period of the Company’s five fiscal years commencing December 1, 1997 and ended November 30, 2002. The comparison assumes $100 invested in stock on December 1, 1997. Total return assumes reinvestment of dividends. The Company’s stock price performance over the years indicated below does not necessarily track the operating performance of the Company nor is it necessarily indicative of future stock price performance.

	DEC-97	NOV-98	NOV-99	NOV-00	NOV-01	NOV-02

Ameron International Corporation	100	58.48	70.91	58.27	115.54	101.48
N.Y.S.E.	100	116.89	130.31	129.11	120.47	104.71
Peer Group Composite Index	100	107.77	93.36	74.20	85.15	77.41

     The Peer Group Composite is based 70% on a Building Materials Companies Component and 30% on a Protective Coatings Companies Component. This percentage split was arrived at based on the historical sales volumes during the past five years of the Company’s Performance Coatings & Finishes Business Segment in comparison to the remainder of the Company’s other business segments which are generically in the building materials category. The Building Materials Companies Component is comprised of the following companies: Advanced Environ Recycle, American Woodmark Corp., Ameron, Armstrong Holdings Inc., Bairnco Corp., Butler Manufacturing Co., Ceradyne, Inc., Elcor Corp., Griffon Corp., Insituform Technols CLA, Internacional De Ceramic, Knape & Vogt Mfg. Co., Martin Marietta Material, NCI Building Systems Inc., Owens-Corning, Raytech Corp., Shaw Group Inc., Southwall Technologies, T-3 Energy Services Inc., USG Corp. and Vulcan Materials Co. The Protective Coatings Companies Component is comprised of the following companies: Ameron, Corimon SA, PPG Industries, Inc., RPM, Inc., Sherwin-Williams Co., and Valspar Corp.

     The following report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is composed entirely of independent directors, as defined in Sections 303.01(B)(2)and(3)of the New York Stock Exchange’s Listing Standards. The composition of the Audit Committee also meets the requirements of membership described in the Audit Committee Charter which, appears as Exhibit “A” to this proxy statement.

     With respect to the Company’s fiscal year ended November 30, 2002, the Audit Committee: (a) has reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent public accountants, the audited financial statements for fiscal 2002; (b) has discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); (c) has received from the independent public accountants the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the Company and its management; and (d) has considered whether the independent public accountants’ provision of the non-audit services which are described below under the caption “All Other Fees” is compatible with the independent public accountants’ independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended November 30, 2002 for filing with the Securities and Exchange Commission.

Audit Fees

     The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q for that fiscal year were approximately $725,000.

Financial Information Systems Design and Implementation Fees

     There were no fees billed by Deloitte & Touche LLP during fiscal 2002 for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

     The aggregate fees billed by Deloitte & Touche LLP for all other non-audit professional services rendered during fiscal year 2002, consisting of tax-related services, benefit plan audit services and accounting guidance, were approximately $738,000. In addition, about $85,000 in supplemental billings related to tax services for fiscal 2001 were paid by the Company in 2002.

Submitted by: John F. King, Chairman J. Michael Hagan Terry L. Haines

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     It is the Company’s understanding that Mr. Taro Iketani is one of the principal stockholders of Tokyo Steel Manufacturing Co., Ltd., (“Tokyo Steel”), a Japanese corporation. Tokyo Steel owns 25% of the outstanding stock of TAMCO, a California corporation. The Company owns 50% of TAMCO. TAMCO manufactures steel reinforcing bars. In addition, TAMCO leases from the Company, certain land, buildings and improvements used in TAMCO’s steelmaking operations at a monthly lease rate of $37,350 payable in arrears.

MISCELLANEOUS

Cost of Soliciting Proxies

     The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, stockholders are urged to return their proxies without delay. In addition, the Company has retained the firm of Strategic Stock Surveillance LLP to perform solicitation services. For such services, this firm will receive a fee of approximately $5,000 and will be reimbursed for certain out-of-pocket expenses.

STOCKHOLDER PROPOSALS

     Proposals of Stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the 2004 Annual Meeting must be addressed to the Company, Attention: Corporate Secretary, at the Company’s principal office, and must be received there no later than October 20, 2003.

     The Company’s Bylaws provide that for business to be brought before an annual meeting by a stockholder, written notice must be received by the Secretary of the Company not less than 60 or more than 120 days prior to the meeting; provided that in the event the first public disclosure of the date of the meeting is made less than 65 days prior thereto, the required notice may be received within ten days following such public disclosure. The information which must be included in the notice is specified in the applicable Bylaw, a copy of which may be obtained from the Secretary.

OTHER MATTERS

     So far as management knows, there are no matters to come before the meeting other than those set forth in the Proxy Statement. If any further business is presented to the Annual Meeting, the persons named in the proxies will act according to their best judgment on behalf of the Stockholders they represent.

By Order of the Board of Directors Javier Solis Secretary

February 18, 2003
Pasadena, California

EXHIBIT A
AUDIT COMMITTEE CHARTER
Role
     The role of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibilities to oversee the Corporation’s financial reporting process, including the overview of financial reports and other financial information provided by the Corporation to requisite governmental or regulatory bodies, the public or other users thereof, the Corporation’s systems of internal accounting and financial controls, and the annual independent audit of the Corporation’s financial statements.

Membership
The Committee shall be comprised of not less than three members of the Board of Directors, and the Committee’s composition shall meet the requirements of the New York Stock Exchange.
The members shall:
1.	Have no relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation; and
2.	Be financially literate, as such qualification is interpreted by the Corporation’s Board of Directors in its business judgment.
In addition, at least one member of the Committee shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.
Key Responsibilities
     The Committee’s job is one of oversight and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent public accountants of the Corporation are responsible for auditing those financial statements. Additionally, the Committee recognizes that the financial management of the Corporation, as well as the independent public accountants of the Corporation, have more time, knowledge and more detailed information on the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not expected to provide any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the work of the Corporation’s independent public accountants. The independent public accountants are ultimately accountable to the Board of the Directors and the Committee. The Board of Directors and the Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent public accountants.

Functions of the Committee
The functions of the Committee, all of whose actions are subject to approval by the Board of Directors, are:
—	The Committee shall review and approve accounting principles, policies and practices of the Corporation.
—	The Committee shall review and approve the scope of the annual audit and audit arrangements.
—	The Committee shall review the results of the annual audit and the content and form of financial reports to be included in the annual report to Stockholders.
—	The Committee, as a whole or through the Committee chair, in person or by telephone, shall review, together with a representative of management and the independent public accountants, the interim financial results to be included in the Corporation’s quarterly reports to be filed with the Securities and Exchange Commission.

A-1

—	The Committee shall review suggestions for improvements in accounting procedures and internal controls made by the independent public accountants after completion of the annual audit.
—

The Committee shall ensure that the independent public accountants submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent public accountants and the Corporation.

—

The Committee shall engage in a dialogue with the independent public accountants with respect to any report of relationships or services that may impact the objectivity and independence of the independent public accountants and to recommend that the Board of Directors take appropriate action in response to any such report from the independent public accountants in order to satisfy the Board of the independence of the independent public accountants.

—	The Committee shall review the adequacy of this Charter on an annual basis.

A-2

Exhibit B
KEY EXECUTIVE LONG-TERM CASH INCENTIVE PLAN GENERAL PLAN DESCRIPTION
1. NAME. The plan hereby created is known as the Ameron Key Executive Long-Term Cash Incentive Plan (the “Plan”).
     2. PURPOSE. The Plan is intended to reward selected senior-level executives who make important contributions to the long-term financial and strategic performance of Ameron International Corporation (the “Company”) and its operations. Specifically, the Plan is designed to:

(1)	Focus selected senior executives on achieving specific long-term financial and strategic objectives;
(2)	Provide significant award potential for achieving above average performance; and
(3)	Enhance the ability of the Company to attract and retain highly talented executives.
     3. PLAN ADMINISTRATION. The Plan shall be administered by the Compensation & Stock Option Committee of the Company’s Board of Directors (the “Committee”). Subject to the provisions of the Plan, the Committee shall have the authority to make all determinations necessary or advisable for the ongoing administration of the Plan and to correct or supply any omission or to reconcile any inconsistency in the Plan in the manner and to the extent that the Committee, in its sole discretion, deems desirable to carry the Plan into effect. The Committee’s authority shall include but shall not be limited to:

(1)	The selection of Participants;
(2)	The establishment of Target Awards;
(3)	The establishment of Performance Cycles and Performance Objectives;
(4)	The treatment of unanticipated events materially affecting the administration of the Plan.
4. DEFINITIONS. The following definitions shall apply to the Plan.
4.1 “AWARD” means the cash compensation earned under the terms of this Plan in any one Performance Cycle.
4.2 “BOARD” means the Board of Directors of the Company.
4.3 “CHANGE OF CONTROL” shall mean any or all of the following:
(1)	The dissolution or liquidation of the Company;
(2)	A reorganization, merger or consolidation of the Company with one or more corporations where the Company is not the surviving corporation;
(3)	Approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company;
(4)	Approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving corporation immediately after such merger or consolidation;

(5)	A change of twenty-five percent (25%) (rounded to the next whole person) in the membership of the Board within a twelve-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of eighty-five percent (85%) (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twelve-month period.

4.4 “CODE” refers to the Internal Revenue Code of 1986, as amended, or any successor legislation.
B-1

     4.5 “DISABILITY” means a physical or mental condition that permanently prevents the Participant from performing his or her normal duties of employment. In the event that a Participant is covered by a Company-sponsored long-term disability program and the Participant is determined to qualify for disability benefits under that program, then the Participant shall be presumed to qualify as permanently disabled for purposes of the Plan. In the event that the participant is not covered by a Company-sponsored long-term disability program, then the Participant shall be presumed to be permanently disabled for purposes of the Plan if the Committee so determines upon review of one or more medical opinions acceptable to the Committee.

     4.6 “EARLY RETIREMENT” means a voluntary Termination of Service between the ages of fifty-five (55) and sixty-five (65) provided that the Participant has at least ten (10) years of Service (not necessarily continuous) with the Company as of the date of Termination of Service.

     4.7 “NORMAL RETIREMENT” means Termination of Service at or after reaching sixty-five (65) provided that the Participant has at least five (5) years of Service with the Company (not necessarily continuous) as of the date of Termination of Service.

     4.8 “PARTICIPANT” means those executive officers, other key employees and consultants who have been recommended by the Company’s Chief Executive Officer and approved by the Committee for participation in the Plan.

     4.9 “PARTICIPATION AGREEMENT” means the agreement between the Company and the Participant that describes the Performance Measures, Performance Objectives and their relationship to Awards for that Participant.

     4.10 “PERFORMANCE CYCLE” means the period of time over which Company performance is measured for determining whether and to what extent an Award is earned under the Plan.

     4.11 “PERFORMANCE MEASURES” means the specific performance measures described in Paragraph 8 hereinbelow.

     4.12 “PERFORMANCE OBJECTIVES” means the specific performance goals for the Performance Measures established by the Committee for a Performance Cycle against which actual performance is assessed under this Plan.

     4.13 “SALARY” means a Participant’s ending regular base salary, before any deductions and exclusive of any bonuses, long-term incentives, payments under employee benefit programs and other non-regular forms of compensation, whether deferred or received by the Participant, in the last year of the Performance Cycle.

     4.14 “SERVICE” means substantially full-time employment or substantially full-time service as a consultant (whether active or on an authorized leave of absence) with the Company.

     4.15 “TARGET AWARD” means the cash compensation, expressed as a percentage of the Participant’s Salary, that a Participant is eligible to receive if the Performance Objectives established for a particular Performance Cycle are achieved.

     4.16 “TERMINATION OF SERVICE” means a termination of Service from the Company for any reason, whether voluntary or involuntary, including death, Disability, Early Retirement or Normal Retirement.

     5. GENERAL PLAN DESCRIPTION. The Plan provides an opportunity for Participants to earn a cash payment following the completion of a Performance Cycle based on the Company’s performance relative to Performance Objectives for that Performance Cycle. It is anticipated, but not required, that each Performance Cycle will be three-years in length and that a new Performance Cycle will begin each fiscal year. New Performance Objectives will be established by the Committee for each Performance Cycle.

     6. PLAN PARTICIPATION. Participation in the Plan shall be limited to executive officers, other key employees and consultants who are recommended by the Company’s Chief Executive Officer and approved by the Committee. Participation in any one Performance Cycle does not guarantee the right to participate in any subsequent Performance Cycle. Notwithstanding the foregoing, the Committee may extend participation or benefits to such Participants as it deems fit in its sole and absolute discretion.

     7. AWARD DETERMINATION PROCESS. For each Performance Cycle, the Committee shall assign each Participant a Target Award based on the Participant’s level of responsibility, ability to influence long-term Company performance, and competitive pay considerations. In addition, the Committee shall establish Performance Objectives for the Performance Cycle as well as the relationship between Awards and different levels of achievement relative to the Performance Objectives. A Participant’s Target Award and the relationship between the Participant’s Award and different levels of achievement shall be described in a Participation Agreement entered into between the Company and the Participant for each Performance Cycle.

     The Committee will normally not adjust a participant’s Target Award during a Performance Cycle, but it reserves the right to do so in special circumstances as it deems fit, such as for example, due to the demotion of a Participant, provided that no such adjustments shall be permitted if they are inconsistent with Section 162(m) of the Code. In the event of a decrease in a Participant’s Target Award during a Performance Cycle, calculation of the Participant’s Award for that Performance Cycle will be based on prorating each Target Award according to the number of days each was in effect during the Performance Cycle.

     Awards shall be determined by the Committee in accordance with the Participation Agreement no later than ninety (90) days following the end of each Performance Cycle. The Plan shall not provide for discretionary payments outside of Awards determined in accordance with the Plan. However, the Committee reserves the right to downwardly adjust Awards for any Performance Cycle if the Committee deems, in its sole discretion, that Company performance for the Performance Cycle was materially influenced by events not anticipated at the time that the Performance Objectives were established. The maximum amount of cash compensation payable to any individual for any performance cycle shall not exceed $1 million.

     8. PERFORMANCE MEASUREMENT. The Committee shall establish the Performance Objectives for each Performance Cycle from among the following measures, or such other measures as the Committee in its sole discretion may select: revenue, net cash flow, net income, operating income, earnings per share, return on sales, return on equity, return on net assets employed, and return on total capital.

     9. PAYMENT OF AWARDS. Awards shall be paid in cash no later than ninety (90) days following the end of the Performance Cycle, unless the timing of such payment is either: (1) voluntarily deferred by the Participant to a future date in accordance with any voluntary deferral agreement offered by the Company to the Participant, or (2) involuntarily deferred pursuant to Paragraph 10 of the Plan.

     10. VOLUNTARY DEFERRAL. If payments of Awards pursuant to this Plan would cause the Company to lose a tax deduction pursuant to Section 162(m) of the Code, the Committee may, at its sole discretion, require a Participant to defer receipt of a portion of the Award that exceeds the limitations set out under Section 162(m) of the Code to a future date specified by the Committee. Any such deferred amounts shall be credited annually with interest at a rate determined by the Committee, but not less than the rate generally available from twelvemonth Certificates of Deposit issued by a major financial institution.

     11. TERMINATION OF SERVICE. In the event of a Participant’s Termination of Service for cause (as hereinafter defined), the Participant will not be entitled to receive an Award with respect to the corresponding Performance Cycle. As used hereinabove the term “for cause” means termination of the Participant’s employment by the Company in case of any willful breach of duty by the Participant in the course of employment, or in case of habitual neglect of duty or continued incapacity to perform.

     In the event of a Participant’s Termination of Service for any reason other than for cause, death, Disability, Normal Retirement or Early Retirement prior to the end of a Performance Cycle, the Participant will not be entitled to receive an Award with respect to the corresponding Performance Cycle unless the number of full months of the Participant’s Service with the Company during the Performance Cycle, divided by the number of months in the Performance Cycle, exceeds 50%, in which case the Participant will be entitled to a pro-rata portion of an Award for that Performance Cycle. Such pro-rata Award shall be determined by multiplying: (1) the amount of the Award for the Performance Cycle by (2) a ratio equal to the number of full months of the Participant’s Service with the Company during the Performance Cycle, divided by the number of months in the

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Performance Cycle, and shall be payable at the end of the applicable Performance Cycle in accordance with Paragraph 9 of the Plan.

     In the event of the Participant’s Termination of Service due to death, Disability, Normal Retirement or Early Retirement, the following provisions will apply:

     11.1 DEATH, DISABILITY OR NORMAL RETIREMENT. Upon a Participant’s death, determination of Disability, or Normal Retirement prior to the end of a Performance Cycle, the Participant (or, in the case of death, the person or persons to whom the rights to any Award shall pass by reason of the Participant’s death, either by will or by applicable laws of descent and distribution) shall be entitled to receive a pro-rata portion of any Award for that Performance Cycle. Such pro-rata Award shall be determined by multiplying: (1) the amount of the Award for the Performance Cycle by (2) a ratio equal to the number of full months of the Participant’s Service with the Company during the Performance Cycle, divided by the number of months in the Performance Cycle. Awards payable following a Participant’s death, determination of total and permanent Disability, or Normal Retirement shall be made at the end of the applicable Performance Cycle in accordance with Paragraph 9 of the Plan.

     11.2 EARLY RETIREMENT. Upon the Early Retirement of the Participant prior to the end of a Performance Cycle, the Participant shall be entitled to receive a pro-rata portion of any Award for the Performance Cycle in accordance with the terms and conditions of this Plan. Such pro-rata portions shall be determined by multiplying: (1) the amount of the Award for the Performance Cycle by (2) a ratio equal to the number of full months of the Participant’s Service with the Company during the Performance Cycle, divided by twice the number of months in the Performance Cycle. Awards payable following a Participant’s Early Retirement shall be made at the end of the applicable Performance Cycle in accordance with Paragraph 9 of the Plan.

     12. CHANGE OF CONTROL. Upon a Change of Control of the Company prior to the end of any Performance Cycle, each Participant shall be entitled to receive an Award under the Plan equal to the Participant’s Target Award for the Performance Cycle based on the assumption that the Participant’s Salary immediately prior to a Change of Control would remain constant for the remaining period of the Performance Cycle. Awards payable in accordance with this Paragraph 12 shall be paid in cash no later than thirty (30) days following the effective date of the Change of Control.

     13. NEW PARTICIPANTS. New Participants may be added to the Plan by the Committee at any time. New Participants added to the Plan during a Performance Cycle shall be eligible to receive a pro-rata Award. Such pro-rata Award shall be determined by multiplying: (1) the amount of the Award for the Performance Cycle by (2) a ratio equal to the number of full months of the Participant’s Service with the Company during the Performance Cycle, divided by the number of months in the Performance Cycle. Unless determined otherwise by the Committee, a new participant must be a Participant in the Plan for at least twelve months during a Performance Cycle to be eligible to receive an Award payment under the Plan.

     14.1 TRANSFER RESTRICTIONS. This Award shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law (including bankruptcy) or otherwise except as provided in Paragraph 11.1 of this Plan or pursuant to a valid qualified domestic relations order. Upon any attempt to transfer, assign, pledge or hypothecate or otherwise dispose of an Award contrary to the provisions of this Plan, the Award and its associated rights and privileges shall become null and void.

     14.2 RIGHT OF EMPLOYMENT DENIED. Nothing contained herein shall confer upon the Participant any right to continue in the Service of the Company or shall interfere in any way with the right of the Company (subject to the terms of any separate employment agreement to the contrary) at any time to terminate the Participant’s Service or to increase or decrease the compensation of the Participant from the rate in existence on the date of this Plan. All Participants are employed as employees-at-will and may be terminated at any time with or without notice, and with or without cause (also subject to the terms of any separate employment agreement to the contrary).

     14.3 NO RIGHTS AS A SHAREHOLDER. Neither the Participant nor any other person legally entitled to receive a potential payment pursuant to this Plan shall be entitled to any of the rights or privileges of a shareholder of the Company solely as a result of such Award.

     14.4 UNFUNDED NATURE OF AWARD. The Company may periodically accrue estimated payouts pursuant to the Plan and charge them as an expense against the income statement of the Company. Accruals for estimated payouts do not oblige the Company to pay out any Award or any portion thereof. Each Participant is an unsecured creditor of the Company as to Awards. Neither the Participant nor any other person shall have as a result of this Plan any interest in any fund nor in any specific asset of the Company. Any reserve or other asset that the Company may establish or acquire to ensure itself of the funds to provide benefits under this Plan shall not serve in any way as security to the Participant or any other person for the Company’s performance under this Plan.

     14.5 WITHHOLDING TAX. The Company shall deduct from any payment due under the Plan any sums required by federal, state or local tax law to be withheld with respect to such payment.

     14.6 AMENDMENT OR TERMINATION OF THE PLAN. This Plan may be amended, suspended or revoked at any time, with or without notice, by the Board. However, unless required by law, no change may be made to the Plan that adversely affects an Award due for a completed Performance Cycle or as a result of a Change of Control. Upon amendment, suspension or revocation of the Plan, the Committee may, at its sole discretion, authorize the proration or early distribution, or a combination thereof, of Awards under the Plan.

     14.7 EXTRAORDINARY EVENTS. If an extraordinary event occurs during any Performance Cycle which significantly alters the basis upon which the relationship between performance and Awards was established, the Committee may, in its sole discretion, make adjustments to the performance measures, weighting of measures, threshold requirements and/or relationship formulas. Events warranting such action may include, but are not limited to, changes in accounting rules or regulations, changes in regulatory rulings affecting the business of the Company, and significant unexpected changes in economic conditions resulting in “windfall” gains.

     14.8 VALIDITY. In the event that any provision of this Plan is held to be invalid, void or unenforceable, the same shall not effect, in any respect whatsoever, the validity of any other provision of the Plan.

     14.9 EFFECTIVE DATE. This Plan is effective as of December 1, 1993, and shall remain in effect until terminated by the Board.

     14.10 GOVERNING LAW. This Plan shall be administered, interpreted and governed under the laws of the State of California.

     ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 25, 1994.

EXHIBIT C

KEY EXECUTIVE LONG-TERM CASH INCENTIVE PLAN
FORM OF PARTICIPATION AGREEMENT

     This PARTICIPATION AGREEMENT (the “Agreement”) is made and entered into as of the date hereinbelow by and between Ameron International Corporation, a Delaware corporation, (the “Company”) and the undersigned individual (the “Participant”), with respect to the following:

RECITALS

     The Company’s Board of Directors has adopted the Ameron Key Executive Long-Term Cash Incentive Plan (the “Plan”) on April 25, 1994. The Participant has been selected to participate in the Plan in accordance with its terms. The Company and the Participant desire to formally set forth certain terms and benefits of the Plan as they apply to the Participant;

NOW, THEREFORE, the Company and the Participant hereby agree as follows:

     1. INCORPORATION. The Plan is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties shall be bound by, and have the benefit of, each and every provision of the Plan. Attachments 1 and 2 are incorporated herein and made a part hereof.

     2. PERFORMANCE OBJECTIVES. If the Company achieves the Performance Objectives as detailed in Attachment 1 hereto for the performance cycle described therein, the Participant shall be entitled to receive the Award described hereinbelow, subject to the terms and conditions of the Plan and this Agreement.

     3. LEVERAGE TABLE. Awards shall be determined based on actual Company performance relative to the Performance Measures and Performance Objectives set out in Attachment 1 and the relationships between actual performance, and those Award percentages and thresholds set forth in Attachment 2.

     4. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto (except that the Participant may not, except in the case of death, voluntarily or involuntarily assign any right to an Award hereunder).

     5. COUNTERPARTS. The Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

     6. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     7. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of California.

     8. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired.

     9. ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto, in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     10. ARBITRATION OF DISPUTE. In the event there is a dispute arising out of this Agreement, it shall be settled by final and binding arbitration which shall be conducted in accordance with the rules of the American Arbitration Association by an arbitrator appointed in accordance with those rules and shall be conducted in or near Los Angeles, California. The decision or award entered may be entered in a court of competent jurisdiction

C-1

and shall be binding upon the parties. The Company shall pay all of the Participant’s reasonable fees and expenses incurred in the arbitration unless the arbitration award or any judgment by a court finds that (i) the Company did not breach any provision of this Participation Agreement in connection with the claim, dispute or other matter in question that was the subject of the arbitration, and (ii) the Participant acted in bad faith in bringing the arbitration, or, if the arbitration was brought by the Company, the Participant acted in bad faith in breaching the Participation Agreement.

     11. NON-DISCLOSURE. The Participant agrees that he or she will not disclose the contents of this Agreement with any other person, including, without limitation, any other employee of the Company, without the prior written consent of the Company. Notwithstanding the foregoing, the Participant shall be permitted to disclose the contents of this Participation Agreement to the Participant’s financial and legal consultants and immediate family.

     12. TERM OF AGREEMENT. This Agreement applies only to performance for the performance cycle specified in Attachment 1.

     IN WITNESS WHEREOF, the parties have executed this Agreement on         .

AMERON INTERNATIONAL CORPORATION

By:

COMMITTEE CHAIRMAN
COMPENSATION & STOCK OPTION
COMMITTEE OF THE BOARD OF DIRECTORS

PARTICIPANT

By:

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SAMPLE

ATTACHMENT 1

TO PARTICIPATION AGREEMENT

PERFORMANCE MEASURES AND PERFORMANCE OBJECTIVES
FOR FY TO FY PERFORMANCE CYCLE

PERFORMANCE MEASURES	PERFORMANCE OBJECTIVES
Three-year Cumulative Earnings Per Share	$

SAMPLE

ATTACHMENT 2

TO PARTICIPATION AGREEMENT

LEVERAGE TABLE

FY TO FY PERFORMANCE CYCLE

ACTUAL THREE-YEAR CUMULATIVE EPS * (FY - )	AWARD AS A % OF TARGET AWARD **

120% and above	200%
110%	150%
100%	100%
90%	75%
80%	50%
75%	25%
Below 75%	0%

Note: Interpolate for performance between discrete points
* As a percent of Performance Objective of $ Cumulative Earnings Per Share for the Three-Year Performance Cycle.
**	Target Award shall be % of Participant’s Salary, however no Award shall be deemed earned by, or payable to, Participant unless the Average After Tax Return on Equity is equal to or greater than % during the Performance Cycle. No award shall exceed $1 million.

C-3

AMERON INTERNATIONAL CORPORATION 245 SOUTH LOS ROBLES AVENUE PASADENA, CALIFORNIA 91101

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ameron International Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717
123,456,789,012.0000 CONTROL NUMBER 000000000000 ACCOUNT NUMBER 1234567890123456789

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	X	AMRINC	KEEP THIS PORTION FOR YOUR RECORDS

DETATCH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

AMERON INTERNATIONAL CORPORATION

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.			03 0000000000 219781761213
Election of Directors.			For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
1.	Nominees: 01) Peter K. Barker 02) John F. King 03) John E. Peppercorn		|_|	|_|	|_|

Vote On Proposals						For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP, independent public accountants.					|_|	|_|	|_|
3.	Approve the Key Executive Long-Term Cash Incentive Plan.					|_|	|_|	|_|
	If you plan to attend the Annual Meeting, please check the box on the right	|_|		AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer.

123,456,789,012 030710E99 18

Signature [PLEASE SIGN WITHIN BOX] Date		P65526		Signature (Joint Owners) Date

ANNUAL MEETING
OF
AMERON INTERNATIONAL CORPORATION

Wednesday, March 26, 2003
The Pasadena Hilton Hotel
9:00 a.m.
The California Ballroom
150 South Los Robles Avenue
Pasadena, CA 91101

Your vote is important to us. Please detach the proxy card below, and sign, date and mail it using the enclosed reply envelope, at your earliest convenience, even if you plan to attend the meeting. Your vote is held in confidence by our outside tabulator, Automatic Data Processing.

PROXY

Ameron International Corporation
245 South Los Robles Avenue, Pasadena, California 91101

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF THE DIRECTORS

The undersigned hereby appoints James S. Marlen, Javier Solis and Gary Wagner, and each of them, with full power of substitution in each, proxies to vote all the shares of Ameron International Corporation ("Ameron") Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held March 26, 2003, and at any adjournments thereof, upon the matters stated on the reverse side, as specified an in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR Proposals 1, 2 and 3.